Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact:
Heide Erickson
Capella Education Company
612.977.5172
Heide.Erickson@capella.edu

Media Contact:
Mike Buttry
Capella Education Company
612.977.5499
Mike.Buttry@capella.edu

Capella Education Company Reports First Quarter 2014 Results

MINNEAPOLIS, April 29, 2014 - Capella Education Company (NASDAQ: CPLA), a provider of online post-secondary education, primarily through its wholly owned subsidiary Capella University, today announced financial results for the three months ended March 31, 2014.

“This quarter, we achieved an important milestone by growing new enrollments against positive new enrollment growth in the prior year first quarter,” said Kevin Gilligan, chairman and chief executive officer. “While the market environment remains challenging, we remain confident in our ability to execute and innovate to drive long-term sustainable growth and shareholder value creation.”

For the three months ended March 31, 2014:

•	Revenues were $105.6 million, compared to $105.2 million in the first quarter of 2013, an increase of 0.3 percent.

•	Capella University total active enrollment decreased 1.4 percent to 35,889, new enrollment increased by 2.6 percent from first quarter 2013 and early cohort persistence improved by 4 percent.

•	Operating income was $15.1 million, compared to $15.2 million for the same period in 2013. Operating margin was 14.3 percent, compared to 14.4 percent for the first quarter 2013.

•	Net income for the first quarter of 2014 was $8.8 million, compared to $8.8 million for the same period in 2013.

•	Net income per diluted share was $0.70, compared to $0.70 for the same period in 2013.

Balance Sheet and Cash Flow

As of March 31, 2014, the Company had cash and marketable securities of $161.3 million, compared to $160.2 million at Dec. 31, 2013, and no debt for the same periods.

Cash flow from operating activities for the three months ended March 31, 2014 was $15.5 million compared to $18.1 million in the same period a year ago.

Dividend and Share Repurchase

A quarterly cash dividend of $0.35 per outstanding share of common stock was declared during the first quarter of 2014. The dividend was paid on April 10, 2014.

In the first quarter 2014, the Company repurchased approximately 56,000 shares of Capella stock for total consideration of $3.5 million. The remaining authorization as of the end of the first quarter was $45.8 million.

Outlook

For the second quarter ending June 30, 2014, Capella University new enrollment growth is expected to be up in the mid-single digit percentage range compared to the second quarter 2013. Total enrollment is expected to decline by about 1.0 to 2.0 percent and consolidated revenue is expected to be flat to up 1 percent compared to second quarter 2013.

The consolidated operating margin is anticipated to be approximately 14.0 to 15.0 percent of total revenue for the second quarter of 2014. This includes a charge of approximately $2.5 million related to a lease amendment detailed in our April 3, 2014 8-K filing, impacting operating margins by approximately 2.5 percentage points.

“The strong execution in the first quarter and expected first half 2014 performance position us well to achieve total enrollment growth and operating performance improvements in 2014,” said Steve Polacek, senior vice president and chief financial officer.

Forward-Looking Statements

Certain information in this news release does not relate to historical financial information, including statements relating to our future prospects and our expectations regarding our revenues, enrollment, and operating performance, and may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company cautions investors not to place undue reliance on any such forward-looking statements, which are based on information available at the time those statements are made or management's good faith belief as of that time with regard to future events, and should not be read as a guarantee of future performance or results. Such statements are subject to certain risks and uncertainties that could cause the company's actual results in the future to differ materially from its historical results and those presently anticipated or projected. The company undertakes no obligation to update its forward-looking statements to reflect events or circumstances arising after such date.

Among these risks and uncertainties are any failure to materially comply with the extensive regulatory framework applicable to us, including compliance with Title IV of the Higher Education Act and the regulations thereunder; complying with U.S. Department of Education rules, including those regarding incentive compensation; maintaining our business in accordance with regional and specialized accreditation standards and state regulatory and program approval requirements; changes in the administration, funding and availability for Title IV programs; responding to any state attorneys general and/or federal Consumer Financial Protection Bureau review of our activities; attracting and retaining high quality, academically prepared learners; updating and expanding the content of existing programs and developing new programs; the review of our business, marketing and financial aid practices by governmental authorities, including changes in applicable federal and state laws and regulations and accrediting agency policies; responding to requests for information and complaints from the Minnesota Office of Higher Education and other states; maintaining and expanding existing commercial relationships with employers and developing new such relationships; successfully offering our FlexPath programs; effectively leveraging our brand driven marketing strategy; improving our conversion rates; keeping up with advances in technology important to the online learner experience; improving our learner persistence and cohort retention rate; successfully managing our PhD completion efforts; successfully identifying and managing business partnership opportunities; complying with regulations applicable to our international operations; managing financial performance and operational challenges with acquired entities; using business technology to accurately store, process and report relevant data; effectively managing costs inherent in our business; and managing risks associated with the overall competitive environment and general economic conditions.

Other factors that could cause the company's results to differ materially from those contained in its forward-looking statements are included under, among others, the heading "Risk Factors" in our most recent Form 10-K and Form 10-Qs on file with the Securities and Exchange Commission and other documents filed by the company with the Securities and Exchange Commission.

Conference Call

Capella will discuss its first quarter 2014 results and outlook during a conference call scheduled today, April 29, 2014, at 9:00 a.m. Eastern time (ET). To participate in the live call, investors should dial 866.385.4179 (domestic) or 702.928.7882 (international) at 8:50 a.m. (ET), conference ID# 19387548. The webcast, including the accompanying presentation, will be available on the Capella Education Company Web site at www.capellaeducation.com. A replay of the call will be available starting on April 29, 2014 through May 6, 2014, at 855.859.2056 (domestic) or 404.537.3406 (international), conference ID# 19387548. It will also be archived at www.capellaeducation.com in the investor relations section for 60 days.

About Capella Education Company

Founded in 1991, Capella Education Company is a leader in online education, primarily through our wholly owned subsidiary Capella University, a regionally accredited* online university. In addition, Capella Education Company offers online education through Resource Development International Ltd. (RDI), an independent provider of United Kingdom (UK) university distance learning qualifications. Capella Education Company also owns an innovative startup company called Sophia (http://www.sophia.org) - a social teaching and learning platform that integrates education with technology.
Capella University offers online graduate degree programs in business, counseling, education, health administration, human resource management, human services, information technology, nonprofit management and leadership, nursing, psychology, public administration, public health, public safety, and social work, and bachelor's degree programs in business, information technology, nursing, psychology, and public safety.  These academic programs are designed to help working adults advance in their careers, combining high quality, competency-based curricula with the convenience and flexibility of an online learning format. Currently, Capella University offers 42 graduate and undergraduate degree programs with 141 specializations, including six new direct assessment delivery programs**. As of March 31, 2014, approximately 36,000 learners were enrolled with over 70 percent of learners enrolled in graduate degree programs. For more information about Capella Education Company, please visit http://

www.capellaeducation.com. For more information about Capella University, please visit http://www.capella.edu or call 1.888.CAPELLA (227.3552).

Resource Development International Ltd. partners with a number of the top 100 universities in the UK to develop, validate and deliver UK higher education qualifications, predominantly through online courses. For more information, visit http://www.rdi.co.uk.

Sophia is a first-of-its-kind social education platform that offers students many ways to learn by making free, credible, academic content available to anyone, anywhere, at anytime. The site offers tens of thousands of tutorials created by hundreds of teachers and experts that are taught in a variety of ways. The platform further enhances the learning process by offering quizzes, assessing learning preferences and providing learning paths. For more information, visit www.sophia.org.

*Capella University is accredited by The Higher Learning Commission and is a member of the North Central Association of Colleges and Schools (NCA), http://www.ncahlc.org. Capella University, Capella Tower, 225 South Sixth Street, Ninth Floor, Minneapolis, MN 55402, 1.888.CAPELLA (227.3552), http://www.capella.edu.

**In accordance with U.S. Department of Education (ED) direct assessment approval requirements, a notification has been submitted to the ED so that the IT and Psychology FlexPath programs may be eligible for federal financial aid. These programs are currently not approved for federal financial aid. Capella University will keep applicants and learners interested in FlexPath fully informed of any decisions made by the ED.

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CAPELLA EDUCATION COMPANY
Consolidated Balance Sheets
(In thousands, except par value)

	As of March 31, 2014	As of December 31, 2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$93,555	$124,097
Marketable securities, current	27,257	18,342
Accounts receivable, net of allowance of $6,155 at March 31, 2014 and $7,091 at December 31, 2013	15,494	16,919
Prepaid expenses and other current assets	8,744	10,548
Deferred income taxes	2,868	2,846
Total current assets	147,918	172,752
Marketable securities, non-current	40,476	17,740
Property and equipment, net	39,383	39,993
Goodwill	17,042	16,969
Intangibles, net	2,377	2,795
Other assets	1,063	—
Total assets	$248,259	$250,249
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,773	$7,939
Accrued liabilities	29,465	33,164
Dividends payable	4,380	4,346
Deferred revenue	11,614	10,736
Total current liabilities	52,232	56,185
Deferred rent	3,072	3,221
Other liabilities	2,703	2,541
Deferred income taxes	5,786	6,283
Total liabilities	63,793	68,230

Shareholders’ equity:
Common stock, $0.01 par value: Authorized shares — 100,000; Issued and Outstanding shares — 12,315 at March 31, 2014 and 12,361 at December 31, 2013	123	124
Additional paid-in capital	105,907	104,546
Accumulated other comprehensive loss	(417)	(114)
Retained earnings	78,853	77,463
Total shareholders’ equity	184,466	182,019
Total liabilities and shareholders’ equity	$248,259	$250,249

CAPELLA EDUCATION COMPANY
Consolidated Statements of Income
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2014	2013
	(Unaudited)
Revenues	$105,596	$105,242
Costs and expenses:
Instructional costs and services	47,300	46,967
Marketing and promotional	25,761	25,501
Admissions advisory	6,927	6,771
General and administrative	10,465	10,828
Total costs and expenses	90,453	90,067
Operating income	15,143	15,175
Other expense, net	(342)	(200)
Income before income taxes	14,801	14,975
Income tax expense	5,984	6,220
Net income	$8,817	$8,755
Net income per common share:
Basic	$0.71	$0.71
Diluted	$0.70	$0.70
Weighted average number of common shares outstanding:
Basic	12,342	12,393
Diluted	12,612	12,478
Cash dividend declared per common share	$0.35	$—

CAPELLA EDUCATION COMPANY
Consolidated Statements of Cash Flows
(In thousands)

	Three Months Ended March 31,
	2014	2013
	(Unaudited)
Operating activities
Net income	$8,817	$8,755
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for bad debts	3,509	3,721
Depreciation and amortization	6,168	7,130
Amortization of investment discount/premium	328	116
Impairment of property and equipment	160	77
Loss on disposal of property and equipment	64	—
Share-based compensation	1,447	1,582
Excess tax benefits from share-based compensation	(74)	(4)
Deferred income taxes	(482)	(440)
Changes in operating assets and liabilities:
Accounts receivable	(2,049)	(4,517)
Prepaid expenses and other current assets	(358)	1,860
Accounts payable and accrued liabilities	(4,025)	(233)
Income taxes payable	1,347	424
Deferred rent	(149)	(589)
Deferred revenue	781	261
Net cash provided by operating activities	15,484	18,143
Investing activities
Capital expenditures	(5,835)	(5,600)
Investment in partnership interest	(1,063)	—
Purchases of marketable securities	(34,821)	(6,582)
Maturities of marketable securities	2,800	6,385
Net cash used in investing activities	(38,919)	(5,797)
Financing activities
Excess tax benefits from share-based compensation	74	4
Net proceeds from exercise of stock options	358	71
Payment of dividends	(4,326)	—
Repurchases of common stock	(3,203)	(132)
Net cash used in financing activities	(7,097)	(57)
Effect of foreign exchange rates on cash	(10)	(25)
Net increase (decrease) in cash and cash equivalents	(30,542)	12,264
Cash and cash equivalents at beginning of period	124,097	93,220
Cash and cash equivalents at end of period	$93,555	$105,484
Supplemental disclosures of cash flow information
Income taxes paid	$5,342	$6,243
Noncash transactions:
Purchase of equipment included in accounts payable and accrued liabilities	$311	$210
Declaration of cash dividend to be paid	$4,382	$—
Repurchases of common stock included in accrued liabilities	$318	$—

CAPELLA UNIVERSITY
Other Information

	March 31
Enrollment by Degree (a):	2014	2013	% Change
PhD/Doctoral	10,743	11,153	(3.7)%
Master's	15,019	15,367	(2.3)%
Bachelor's	9,203	8,983	2.4%
Other	924	902	2.4%
Total	35,889	36,405	(1.4)%

(a) Enrollment as of March 31, 2014 and 2013 is the enrollment as of the last day of classes for the quarter ended March 31, 2014 and 2013, respectively.